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                     July 27, 2023

       Patrick W.D. McCann
       Executive Vice-President and Chief Financial Officer
       Magna International Inc.
       337 Magna Drive
       Aurora, Ontario, Canada L4G 7K1

                                                        Re: Magna International
Inc.
                                                            Form 40-F for the
Year Ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 001-11444

       Dear Patrick W.D. McCann:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing